Exhibit 2.2

Agreement

Sale and Purchase

Agreement – PTPI Loan

NVL (USA) Limited (as Original Lender)

Newmont Mining Corporation (as Original Lender Guarantor)

PT Amman Mineral Internasional (as New Lender)

Contents

Table of contents

1	Definitions and interpretation		3

	1.1	Definitions	3
	1.2	Interpretation	9
	1.3	Business Day	11

2	Conditions Precedent		11

	2.1	Conditions Precedent to Completion	11
	2.2	Notice	11
	2.3	Waiver	11
	2.4	Termination	11
	2.5	Effect of termination	12

3	Sale and Purchase		12

	3.1	General	12
	3.2	Assumption of liabilities	12
	3.3	No obligation to repurchase; rescheduling is the responsibility of the New Lender	13
	3.4	Consideration	13

4	Completion and Payments		13

	4.1	Completion Date and place	13
	4.2	Completion Date	13
	4.3	Notice to complete	14
	4.4	Simultaneous obligations	14

5	Conduct		15

	5.1	Period to Completion	15
	5.2	Original Lender permitted acts	16
	5.3	Electronic communication	16

6	Post-Completion undertakings		16

	6.1	Further Assurances	16
	6.2	Turnover	16

7	Termination rights		17

	7.1	Right to terminate	17
	7.2	Events of Default and Pre-Completion Change in Circumstances	18
	7.3	Effect of the Termination	19
	7.4	Return of confidential information	19
	7.5	Indemnification	19
	7.6	Limitation of liability under clause 7	20

8	Representations and warranties		20

	8.1	Warranties of the Original Lender and the Original Lender Guarantor	20
	8.2	New Lender’s representations and warranties	20
	8.3	Adjustment to consideration	21

9	Qualifications and limitations on Claims		21

	9.1	Disclosure	21
	9.2	Time limits	21
	9.3	Monetary limits	22
	9.4	Changes in law, regulation and practice	22
	9.5	Mitigation	22

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Contents

	9.6	No double recovery	23
	9.7	Indirect and consequential loss and general limitations	23
	9.8	General	23

10	Confidentiality and public announcements		23

	10.1	Confidentiality	23
	10.2	Confidentiality acknowledgement	24

11	Expenses		24

12	Effect of Completion		24

13	Set-off		25

14	Tax and withholding		25

15	Payments		26

	15.1	Currency	26
	15.2	Interest	26

16	Assignments and transfers		27

17	Variations and waivers		27

	17.1	Waivers	27
	17.2	Variation	27

18	Entire agreement		27

19	Severability		28

20	Not Used		28

21	Guarantee by Original Lender Guarantor		28

	21.1	Guarantee and indemnity	28
	21.2	Extent of guarantee and indemnity	28
	21.3	Principal and independent obligation	29
	21.4	Continuing guarantee and indemnity	29
	21.5	No withholdings	29
	21.6	Currency	29
	21.7	No set off	29
	21.8	Original Lender Guarantor liability	29
	21.9	Assigning benefit	29

22	Notices		30

	22.1	Notices	30

23	Counterparts		31

24	Governing law and language		31

25	Dispute Resolution		31

	25.1	Referral of Dispute to arbitration	31
	25.2	Joinder and consolidation	32
	25.3	Miscellaneous	32

	Schedule 1

	Part A: Original Lender’s Warranties		33

	Part B: Warranties of the Original Lender Guarantor		37

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Contents

Schedule 2
New Lender Warranties	38

Schedule 3
Disclosure Schedule	39

Schedule 4
Loan Agreement	40

Schedule 5
Loan Details	41

Attachment 1
Novation Agreement – Loan Agreement	42

Attachment 2
Novated, Amended and Restated Loan Agreement	43

Attachment 3
Effective Date Notice	44

Effective Date Notice

Signing page	45

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Sale and Purchase Agreement - PTPI Loan

Date ▶

Between the parties

Original Lender

NVL (USA) Limited

a corporation established under the laws of the State of Delaware whose registered address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America

(Original Lender)

Original Lender Guarantor

Newmont Mining Corporation

a company incorporated and existing under the laws of the state of Delaware whose principal executive office is located at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111, United States of America

(Original Lender Guarantor)

New Lender

PT Amman Mineral Internasional

a company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Menara Karya Building, 6th Floor, Unit A,B,C, H, Jalan H.R. Rasuna Said, Block X-5, Kav. 1-2, Kelurahan Kuningan Timur, Kecamatan Setiabudi, Jakarta Selatan, Jakarta 12950 Indonesia

(New Lender)

Recitals	1	As at the date of this agreement, Nusa Tenggara Partnership BV is the holder of 3,827,071 (three million eight hundred twenty-seven thousand and seventy-one) fully paid up shares of PTNNT, being approximately 56% (fifty-six per cent.) of the issued shares of PTNNT (the NTPBV Shares).

	2	As at the date of this agreement, the Borrower is the holder of 1,216,812 (one million two hundred sixteen thousand eight hundred and twelve) fully paid up shares of PTNNT, being approximately 17.8% (seventeen point eight per cent.) of the issued shares of PTNNT.

	3	Pursuant to the Loan Agreement (as defined below), the Original Lender made loans to the Borrower.

	4	In connection with the acquisition by the New Lender of the NTPBV Shares under the Share Sale Agreement (as defined below) from Nusa Tenggara Partnership BV, the New Lender has agreed to purchase all rights and obligations of the Original Lender under the Loan Agreement on the terms specified in this agreement.

	5	The Original Lender Guarantor has agreed to guarantee the obligations of the Original Lender under this agreement on the terms specified in this agreement.

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The parties agree as follows:

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1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning

Acquisition Financing	has the meaning given in the Share Sale Agreement.

Additional Loan	has the meaning given in clause 5.2(b).

Amended and Restated Coordination Agreement	the Amended and Restated Coordination Agreement between Newmont Indonesia Limited, the Original Lender, the Borrower and each of the PTPI Shareholders (as defined in the Loan Agreement) and Jusuf Merukh dated 25 November 2009 as amended 26 March 2010 and 25 June 2010 and amended and restated on 22 October 2012.

Amended and Restated PTNNT Loan Agreement	the amended and restated agreement entered into on or about the date of this agreement which will amend and restate the PTNNT-PTPI Loan Agreement (as defined in the Share Sale Agreement) on and from Completion.

Ancillary Rights and Claims	all claims, suits, causes of action, and any other rights of the Original Lender, whether known or unknown, against the Borrower, or any of their respective Related Bodies Corporate, agents, representatives, contractors, advisers, or any other persons but only to the extent that they are based upon, arise out of or relate to the Loan Assets held by the Original Lender in its capacity as Lender, including all Non-Cash Distributions that the Original Lender may receive.

Anti-Corruption and Anti-Bribery Law	has the meaning given in the Share Sale Agreement.

Assignment of Dividends	has the meaning given in the Loan Agreement.

Borrower	PT Pukuafu Indah, a limited liability company incorporated under and by virtue of the laws of the Republic of Indonesia having its office at Gedung Ariobimo Sentral, 3rd Floor, Jalan H.R. Rasuna Said Kav. X-2, Kaveling 5, Kuningan Timur, Setiabudi, South Jakarta 12950.

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Term	Meaning

Business Day	any day, other than a Saturday or Sunday, when banks in Jakarta, the Republic of Indonesia and New York, the United States of America are open for business, unless otherwise agreed between the parties.

Calendar Day	all days in a month, including weekends and public holidays.

Cash Payment	the amount of USD312,616,449.00 (three hundred twelve million six hundred sixteen thousand four hundred forty nine United States Dollars), as may be adjusted in accordance with clause 3.4.

Claim	any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

	1	based in contract (including, breach of warranty);

	2	based in tort (including, misrepresentation or negligence);

	3	under common law;

	4	under statute; or

	5	under any implementing regulations,

in any way relating to this agreement.

Collateral	any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which a Loan Security has been, or is purported to have been, granted.

Completion	the completion of the sale, purchase and transfer of the Loan Assets pursuant to this agreement.

Completion Date	the date on which Completion occurs, which date must be no later than the date falling seven (7) Business Days from the Conditions Precedent End Date, as may be extended pursuant to the Share Sale Agreement.

Completion Date Dividend	has the same meaning in the Completion Date Dividend Distribution Deed.

Completion Date Dividend Amount	has the same meaning as in the Completion Date Dividend Distribution Deed.

Completion Date Dividend Distribution Deed	the agreement entitled ‘Completion Date Dividend Distribution Deed’ dated on or about the date of this agreement between Nusa Tenggara Partnership BV, the Original Lender and the New Lender.

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Term	Meaning

Conditions Precedent	the conditions precedent set out in clause 2.1.

Conditions Precedent End Date	has the same meaning as in the Share Sale Agreement.

Disclosure Schedule	the disclosure schedule set out in Schedule 3.

Dispute	has the meaning given in clause 24(a).

Dispute Notice	has the meaning given in clause 25.1(b).

Effective Date	the date specified in the Effective Date Notice .

Effective Date Notice	a notice delivered in accordance with clause 4.2(d) in substantially the form attached to this agreement as Attachment 3.

Encumbrance	has the same meaning as in the Share Sale Agreement.

Event of Default	any event specified in clause 7.2(a).

Financial Indebtedness	any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

	1	bill, bond, debenture, note or similar instrument;

	2	acceptance, endorsement or discounting arrangement;

	3	guarantee;

	4	finance or capital lease;

	5	agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service;

	6	obligation to deliver goods or provide services paid for in advance by any financier; or

	7	agreement for the payment of capital or premium on the redemption of any preference shares;

and irrespective of whether the debt or liability:

	8	is present or future;

	9	is actual, prospective, contingent or otherwise;

	10	is at any time ascertained or unascertained;

	11	is owed or incurred alone or severally or jointly or both with any other person; or

comprises any combination of the above.

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Term	Meaning

Governmental Authority	any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, entity, commission, court, tribunal, official or other instrumentality of the Republic of Indonesia, the United States of America or any other country or any state, province, county, city or other political subdivision.

Government Official	any person who would constitute:

	1	a “foreign official” as defined in the US Foreign Corrupt Practices Act of 1977;

	2	a “civil servant” as defined in the Indonesian Law No. 5 of 2014 Regarding the State’s Civil Apparatus; or

	3	the equivalent or similar position pursuant to other Anti-Corruption and Anti-Bribery Laws,

including any individual who holds a legislative, administrative or judicial position, including any government minister, elected representative of a national or regional assembly, official of a political party, civil servant, magistrate or judge or any employee, officer, agent or other person acting in an official capacity for a Governmental Authority.

Immediately Available Funds	cash or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Indonesian Translation	has the meaning given in clause 24(c).

Lender	a lender under the Loan Agreement.

Loan	the loan made by the Original Lender to the Borrower under the Loan Agreement.

Loan Agreement	the amended and restated loan agreement entered into between the Borrower and the Original Lender dated 25 November 2009, as amended on 26 March 2010 and as amended and restated on 22 October 2012.

Loan Agreement Event of Default	an ‘Event of Default’ as defined in the Loan Agreement.

Loan Assets	all of the rights, titles, interests, benefits, duties and obligations of the Original Lender under and in respect of:

	1	the Loan;

	2	the Loan Agreement (present and future, and whether legal, equitable or beneficial or contingent except as otherwise expressly stated in this agreement); and

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Term	Meaning

	3	all Ancillary Rights and Claims relating to the Loan Agreement.

Loan Sale Documents	this agreement, the Novation Agreement – Loan Agreement and any other agreements entered into on or after the date of this agreement pursuant to or in connection with this agreement or the Novation Agreement – Loan Agreement.

Loan Security	each ‘Security Document’ as defined in the Loan Agreement.

Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes.

Merukh Family Member	each ‘Merukh Family Member’ as defined in Attachment 2 (Novated, Amended and Restated Loan Agreement).

New Loan Documents	each of:

	1	Novation Agreement – Loan Agreement;

	2	Novated, Amended and Restated Loan Agreement;

	3	each of the Security Documents as defined under the Novated, Amended and Restated Loan Agreement; and

	4	the Assignment of Dividends as defined under the Novated, Amended and Restated Loan Agreement.

Non-Cash Distributions	any note, debenture or other financial instrument, non-cash asset or right, whether debt, equity or otherwise, issued to the Original Lender in satisfaction or purported satisfaction of any obligation of the Borrower to make any payment with respect to any Loan, or any part of any Loan, or any interest, commission or fees payable in respect of any Loan or any part of any Loan.

Novation Agreement – Loan Agreement	the agreement to be entered into between the Original Lender, the New Lender and the Borrower to novate, amend and restate the Loan Agreement so that the New Lender will replace the Original Lender as a party to the Loan Agreement, the form of which is attached hereto as Attachment 1.

Novated, Amended and Restated Loan Agreement	the novated, amended and restated agreement which will amend and restate the Loan Agreement, the form of which is attached hereto as Attachment 2.

NTPBV Shares	has the meaning given in recital 1.

Obligor	the Borrower, each Merukh Family Member and any other party to the Loan Security.

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Term	Meaning

Original Lender Bank Account

the United States Dollars bank account in the name of the Original Lender or its nominee with the following details:

Bank name: Citibank, New York, NY

Acct number: XXXXXXXX

Bank account name: NVL (USA) Limited

Routing number: XXXXXXXXX

Original Loan Documents	1	the Loan Agreement; and

	2	the Loan Security.

Outstanding Moneys	all debts and monetary liabilities of the Obligors to the Original Lender under or in relation to any Original Loan Documents and in any capacity, irrespective of whether the debts or liabilities:

	1	are present or future;

	2	are actual, prospective, contingent or otherwise;

	3	are at any time ascertained or unascertained;

	4	are owed or incurred by or on account of any Obligor alone, or severally or jointly with any other person;

	5	are owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or

comprise any combination of the above.

Pre-Completion Change in Circumstances	any event specified in clause 7.2(b).

PTNNT

PT Newmont Nusa Tenggara, a limited liability company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Jl Mega Kuningan Lot 5.1 Menara Rajawali, Lt 26, Kuningan Timur, Setia Budi Jakarta

Selatan 12950.

PTNNT Loan Agreement	the loan agreement entered into between PTNNT and the Borrower dated 29 May 2008.

PTNNT Share Pledge	has the meaning given in the Loan Agreement.

Related Agreement	1	the Share Sale Agreement;

	2	the Elang Deferred Payment Deed (as defined in the Share Sale Agreement);

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Term	Meaning

	3	the Metal Price Upside Deferred Payment Deed (as defined in the Share Sale Agreement);

	4	the Contingent Deferred Payment Deed (as defined in the Share Sale Agreement);

	5	the Completion Date Dividend Distribution Deed (as defined in the Share Sale Agreement); and

	6	the guarantee agreement entered into between the Original Lender Guarantor and the New Lender on or about the date of this agreement in relation to the Original Lender Guarantor’s guarantee of certain of PT Indonesia Masbaga Investama’s obligations under the PTIMI SPA (as defined in the Share Sale Agreement).

Related Bodies Corporate	has the same meaning as in the Share Sale Agreement.

Rules	has the meaning given in clause 25.1(b).

Share Sale Agreement	the agreement entitled ‘NTPBV Share Sale and Purchase Agreement’ dated on or about the date of this agreement between Nusa Tenggara Partnership BV, Newmont Mining Corporation, Sumitomo Corporation and the New Lender.

Tax	has the same meaning as in the Share Sale Agreement.

Transaction Documents	has the same meaning as in the Share Sale Agreement.

Transfer	in relation to a Loan Asset, the transfer of that Loan Asset in accordance with clause 3, and the term Transferred shall be construed accordingly.

Translation Notice	has the meaning given in clause 24(c).

USD	the lawful currency of the United States of America.

Warranties	the representations and warranties given by the Original Lender in Schedule 1.

1.2	Interpretation

In this agreement, headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

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(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	references to clauses and schedules are to clauses of and schedules to this agreement and references to paragraphs are to paragraphs of the relevant schedule;

(e)	the schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement and any reference to this agreement includes the schedules;

(f)	the words ‘include’, ‘includes’ and ‘including’ shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(g)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

(h)	a reference to writing or written includes fax (unless otherwise expressly provided for in this agreement);

(i)	a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(i) implies that performance of part of an obligation constitutes performance of the obligation;

(j)	a reference to a clause, party, attachment or schedule is a reference to a clause of, and a party, attachment and schedule to, this agreement and a reference to this agreement includes any attachment and schedule;

(k)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document from time to time;

(l)	unless otherwise provided, a reference to a statute or statutory provision, is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision;

(m)	any reference to a legal term of England and Wales for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include a reference to that which most nearly approximates to the legal term of England and Wales in that jurisdiction;

(n)	a reference to a party to any document includes that party’s heirs, successors, and permitted assigns and transferees;

(o)	no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(p)	a reference to $ or US$ is to United States Dollars; and

(q)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

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1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Conditions Precedent

2.1	Conditions Precedent to Completion

Completion is subject to and conditional upon, and clause 4 does not become binding on the parties and is of no force and effect unless and until each of the following conditions precedent have been satisfied:

(a)	the satisfaction (or waiver) of each of the conditions precedent in the Transaction Documents (except for this corresponding condition precedent in each of the Transaction Documents);

(b)	execution of each of the New Loan Documents by the each of the parties stated to be parties to those documents;

(c)	receipt by the New Lender of a legal opinion from a reputable Indonesian law firm covering the due capacity and authority of the Original Lender and the Obligors to enter into the Loan Agreement, the Assignment of Dividends and the PTNNT Share Pledge, the enforceability of those documents against the parties thereto and the governing law and jurisdiction of those documents has validly been chosen, in form and substance reasonably satisfactory to the New Lender;

(d)	all Tax investigations, demands or claims involving any Obligor or in respect of their assets disclosed in the Disclosure Schedule have been terminated without further liability to such Obligor or their assets; and

(e)	the amount of the Completion Date Dividend Amount being no less than US$321,194,813.18 (three hundred twenty one million one hundred ninety four thousand eight hundred thirteen United States Dollars and eighteen cents).

2.2	Notice

Each party must promptly notify the other party in writing if it becomes aware that any Condition Precedent has been satisfied or has become incapable of being satisfied within two (2) Business Days of becoming aware of the same.

2.3	Waiver

(a)	The Condition Precedent set out in clauses 2.1(a) and 2.1(e) are for the benefit of both parties and may only be waived by written agreement of both parties.

(b)	The Conditions Precedent set out in clauses 2.1(b), 2.1(c) and 2.1(d) are for the benefit of the New Lender and may only be waived by written agreement of the New Lender.

2.4	Termination

If any Condition Precedent has not been satisfied on or before the Conditions Precedent End Date, then, unless otherwise agreed in writing by the parties, this agreement shall automatically terminate and the provisions of clause 2.5 will apply.

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2.5	Effect of termination

If this agreement is terminated under clause 2.4, then:

(a)	there is no obligation on any party to undertake or perform any of the other actions to implement the Loan Sale Documents, but such termination does not affect a party’s accrued rights and obligations at the date of termination;

(b)	each party is released from its obligations to further perform its obligations under this agreement and any Loan Sale Documents, except those expressed to survive termination;

(c)	(without prejudice to the rights of the parties under the Loan Sale Documents) none of the parties will have any claim for damages under this agreement except as otherwise set out in this agreement;

(d)	to the extent that actions have already been undertaken to implement the Loan Sale Documents, the parties must do everything reasonably required to reverse those actions;

(e)	the parties shall procure (to the extent necessary) that the Loan Sale Documents are terminated in accordance with their terms;

(f)	the provisions of clause 7.4 will apply; and

(g)	the rights and obligations of each party under each of the following clauses will continue in effect and survive termination of this agreement:

(1)	clause 1 (Definitions and interpretation);

(2)	clause 2.5 (Effect of termination);

(3)	clause 7.4 (Return of confidential information);

(4)	clause 10 (Confidentiality and public announcements); and

(5)	clause 16 (Assignments and transfers) to clause 25 (Dispute Resolution) (inclusive).

3	Sale and Purchase

3.1	General

(a)	Subject to the Conditions Precedent and in accordance with the terms of this agreement, on the Completion Date the Original Lender must sell, and the New Lender must buy, the Loan Assets.

(b)	The Original Lender sells, and the New Lender purchases, the Loan Assets free and clear from any Encumbrances.

3.2	Assumption of liabilities

Upon the Transfer of Loan Assets under and subject to the terms of this agreement and the terms and conditions of the Novation Agreement – Loan Agreement, the New Lender must assume, perform and comply with all of the Original Lender’s obligations under or in respect of the Loan Assets in its capacity as Lender to the extent that they fall due for performance or arise after Completion has occurred; provided that, the parties hereto agree that the assumption of such liabilities is provided in reliance on the Original Lender’s Warranties.

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3.3	No obligation to repurchase; rescheduling is the responsibility of the New Lender

The parties agree that:

(a)	the Original Lender has no obligation to repurchase or reacquire all or any part of any Loan Assets from the New Lender or to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever, except as sustained or incurred in relation to the Warranties; and

(b)	any rescheduling or renegotiation of the Loan after Completion has occurred must be for the account of, and the responsibility of, the New Lender.

3.4	Consideration

The total consideration for the sale of the Loan Assets shall be the Cash Payment, which must be paid by the New Lender by paying the Original Lender the Cash Payment in accordance with clause 4.2(a), provided that, if the Outstanding Moneys as of the Effective Date are less than the amount of the Outstanding Moneys as set forth in clause 2(a) of the Novated, Amended and Restated Loan Agreement (after giving effect to capitalised interest but not any additional drawdowns (whether such reduction arises as a result of payment, set-off, forgiveness or rescheduling of debt or otherwise)), the Cash Payment shall be deemed to be automatically reduced by such shortfall amount.

4	Completion and Payments

4.1	Completion Date and place

(a)	Subject to clause 2.1, Completion will take place on the Completion Date at the time and at the place provided for ‘Completion’ (as defined in the Share Sale Agreement) under the Share Sale Agreement.

(b)	Completion will only be effected on the basis that it occurs simultaneously with the completion of the Transaction Documents and, without limiting the foregoing, the New Lender must not purchase, and the Original Lender must not sell the Loan Assets unless simultaneously the New Lender completes all of (and not some of) the Transaction Documents.

4.2	Completion Date

On the Completion Date:

(a)	the New Lender must pay the Cash Payment to the Original Lender Bank Account in Immediately Available Funds without counterclaim or set-off in accordance with the Completion Date Dividend Distribution Deed;

(b)	the Original Lender must deliver to the New Lender (or a person nominated by the New Lender and notified in writing to the Original Lender):

(1)	the relevant release and discharge documents with respect to the Loan Security duly executed by it;

(2)	the original shares certificates pledged under the Loan Security as well as the shareholders’ registers of the Borrower and PTNNT annotating the Loan Security;

(3)	the Novation Agreement – Loan Agreement duly executed by the Original Lender and the Borrower; and

(4)	the New Loan Documents duly executed by the Obligors;

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(c)	the New Lender must execute and deliver to the Original Lender the Novation Agreement – Loan Agreement; and

(d)	the Original Lender and the New Lender shall execute and deliver the Effective Date Notice and procure that a copy is delivered to each of the Borrower and PTNNT to notify them of the occurrence of the Effective Date as defined under the Novated, Amended and Restated Loan Agreement and the Amended and Restated PTNNT Loan Agreement, respectively.

4.3	Notice to complete

(a)	If:

(1)	any of the parties fails to satisfy or comply with any of its obligations under clause 4.2 on the date specified in clause 4.2 and such obligations are not waived by the other party pursuant to clause 4.4;

(2)	prior to or at Completion, the New Lender fails to comply with its obligations under any of the Transaction Documents to which it is a party; or

(3)	prior to or at Completion, the Original Lender fails to comply with any of its obligations under any of the Transaction Documents to which it is a party,

(the Failing Party), then the other party (the Notifying Party) must give the Failing Party a written demand to satisfy or comply with its obligations within a period of 5 (five) Business Days from the date of receipt of notice (the Remedying Period).

(b)	If, notwithstanding the expiration of the Remedying Period, the Failing Party remains in breach, then the Notifying Party may:

(1)	give written notice that an Event of Default has occurred as at the date of the notice and the Failing Party will be deemed to be a Defaulting Party and the provisions set out in clause 7.1 will apply; or

(2)	delay Completion for a period determined by the Notifying Party which must not be more than 10 Business Days and, in the event that the New Lender is the Failing Party, then clause 15.2 shall apply. If the Failing Party remains in breach at the revised date for Completion determined by the Notifying Party in accordance with this clause 4.3(b)(2), the Notifying Party shall have the rights set out in clause 4.3(b)(1).

(c)	For the avoidance of doubt, a party’s right to terminate this agreement in accordance with this clause 4.3 and clause 7.1 will be without prejudice to any other rights that it may have under this agreement or at law.

4.4	Simultaneous obligations

(a)	Subject to clause 4.4(b), the actions to take place as contemplated by clause 4.2 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)	each party must return to the other party all documents delivered to it under clause 4.2, without prejudice to any other rights any party may have in respect of that failure.

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(b)	The New Lender may, in its sole discretion, waive any or all of the actions that the Original Lender is required to perform under clause 4.2 and the Original Lender may, in its sole discretion, waive any or all of the actions that the New Lender is required to perform under clause 4.2.

(c)	Completion will only be effected on the basis that it occurs simultaneously with the completion of the Transaction Documents and, without limiting the foregoing, the New Lender must not purchase, and the Original Lender must not sell any of the Loan Assets unless simultaneously the New Lender completes all of (and not some of) the Transaction Documents.

5	Conduct

5.1	Period to Completion

Subject to clause 5.2, during the period from the date of this agreement until the Completion Date, the Original Lender must:

(a)	in respect of the Loan Assets, as soon as practicable provide to the New Lender a copy of each material document and notice received or sent by it during that period relating to the Loan Assets;

(b)	provide to the New Lender any information it receives under the Loan Agreement or otherwise in connection with any proceedings which have been commenced against any Obligor in connection with the Loan Assets, including details of deadlines for the submission of claims and the status of any filings of any proof of debt or other claim against any Obligor;

(c)	not, without the prior written consent of the New Lender, grant or agree to any amendment, supplement, waiver, release, compromise, forgiveness or variation, or otherwise exercise any right, remedy or discretion, or grant any approval or consent, under any of the Loan Assets, or assume any new financial obligation or give any new undertaking or extend any new Financial Indebtedness to the Borrower or any of its Related Bodies Corporate in connection with the Loan Assets other than the Additional Loan;

(d)	amend, vary or modify the Original Loan Documents other than as expressly contemplated under the Novation Agreement – Loan Agreement;

(e)	promptly notify the New Lender of its receipt of any amounts paid by the Borrower or under the Loan Agreement;

(f)	not exercise any right of set-off, counter-claim or exercise any lien over any Collateral or proceeds from any Collateral in respect of any Financial Indebtedness owed to it which is not Financial Indebtedness that has been or is intended to be transferred to the New Lender as a Loan Asset;

(g)	not dispose of, or create any Encumbrance over, or enter into any participation of any of its rights, title and interest in and to any of the Loan Assets or enter into any agreement for any of those things, except as contemplated under this agreement;

(h)	comply in all material respects with its obligations under the Original Loan Documents;

(i)	consult with the New Lender in relation to the administration and servicing of the Loan Assets;

(j)	not subordinate any right or claim of the Original Lender against the Borrower under the Original Loan Documents;

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(k)	not initiate, settle, compromise or terminate any litigation in respect of a Loan Asset without the consent of the New Lender; and

(l)	promptly notify the New Lender of any Event of Default or any event or circumstance that would likely give rise to an Event of Default.

5.2	Original Lender permitted acts

Nothing in clause 5.1 restricts the Original Lender from:

(a)	doing anything or allowing anything to be done:

(1)	that is specifically contemplated in this agreement or any Loan Sale Document;

(2)	that is necessary for the Original Lender to meet obligations which are imposed on it by law (present and future) or to meet contractual obligations under the Original Loan Documents or which it assumes after the date hereof in the ordinary course the creation of which will not result in a material adverse change to the Loan Assets or a diminution of the value of the Outstanding Moneys or the Loan Assets and which are fully and fairly disclosed to the New Lender; or

(3)	which is first approved in writing by the New Lender;

(b)	making an additional advance under the Loan Agreement after the date of this agreement and prior to Completion in the amount of no more than the amount agreed in writing from time to time between the New Lender and the Original Lender on the same terms and conditions as set forth under the Loan Agreement (the “Additional Loan”), to be funded by the Original Lender; or

(c)	terminating the Amended and Restated Coordination Agreement.

5.3	Electronic communication

For the purposes of this clause 5, references to ‘writing’ or ‘written’ include electronic mail where that electronic mail is sent by or to an electronic mail address which the Original Lender or the New Lender notify to each other.

6	Post-Completion undertakings

6.1	Further Assurances

Subject to the terms of this agreement, the parties agree to:

(a)	furnish upon request to each other such further information;

(b)	execute and deliver to each other such other documents; and

(c)	do such other acts and things,

in each case to the extent reasonably practicable to enable the parties hereto to carry out this agreement in accordance with the terms thereof, including for the purpose of the transfer to the New Lender of any Loan Asset and otherwise giving each party the full benefit of this agreement.

6.2	Turnover

(a)	To the extent that the Original Lender receives any payment from the Borrower in respect of a Loan Asset after Completion has occurred, the Original Lender must after the date of Completion account to the New Lender for that payment.

(b)	Any payment to be made must be to the specified account of the New Lender, and with respect to any pending payment, the relevant amount must be held by the Original Lender on trust on behalf of the New Lender.

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7	Termination rights

7.1	Right to terminate

(a)	This agreement may be terminated at any time before Completion:

(1)	by mutual written consent of each of the parties; or

(2)	by the Non-Defaulting Party in accordance with clause 7.1(b); or

(3)	by the New Lender in accordance with clause 7.1(c).

(b)	If an Event of Default occurs and is continuing prior to Completion in relation to a party (the Defaulting Party), then the other party (the Non-Defaulting Party) will be entitled (in addition to, and without prejudice to, all other rights or remedies available to it under this agreement and by law, including the right to claim damages or specific performance) by written notice (given prior to Completion) to the Defaulting Party served on such date to elect:

(1)	to terminate this agreement; or

(2)	to effect Completion so far as practicable having regard to the defaults which have occurred,

and:

(3)	if this agreement is terminated pursuant to this clause the provisions of clause 7.3 will apply; and

(4)	if the Non-Defaulting Party elects to effect Completion, it will not be entitled to receive damages or any other or further remedy following Completion in relation to the relevant Event of Default or any of the facts, matters or circumstances giving rise to the Event of Default.

(c)	If a Pre-Completion Change in Circumstances occurs and is continuing prior to Completion then the New Lender will be entitled (in addition to, and without prejudice to, all other rights or remedies available to it under this agreement and by law, including the right to claim damages or specific performance) by written notice (given prior to Completion) to the Original Lender served on such date to elect:

(1)	to terminate this agreement; or

(2)	to effect Completion so far as practicable having regard to the Pre-Completion Change in Circumstances which has occurred,

and:

(3)	if this agreement is terminated pursuant to this clause the provisions of clause 7.3 will apply; and

(4)	if the New Lender elects to effect Completion, it will not be entitled to receive damages or any other or further remedy following Completion in relation to the relevant Pre-Completion Change in Circumstances or any of the facts, matters or circumstances giving rise to the Pre-Completion Change in Circumstances.

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7.2	Events of Default and Pre-Completion Change in Circumstances

(a)	An Event of Default occurs:

(1)	(breach by a party) except in relation to a Warranty, if at any time between the date of this agreement and Completion a material breach of any provisions of this agreement has been committed by a party to this agreement (save for a breach of clause 4.2 which shall be dealt with in accordance with clause 4.3(a)) (the Breaching Party) where such breach continues unremedied by the Breaching Party for 2 (two) Calendar Days from the date of the receipt of notice from any other party (the Non-Breaching Party) of such breach (Breach Remedial Period) and such breach has not been waived in writing by the Non-Breaching Party within such Breach Remedial Period, or where such material breach is incapable of remedy by the Breaching Party;

(2)	(breach of warranties) if at any time between the date of this agreement and Completion, a Warranty if repeated at such time, would be breached or be untrue, inaccurate or misleading, and such breach is not remedied within the Breach Remedial Period or such breach is incapable of remedy by the Breaching Party;

(3)	(completion steps) if the Notifying Party has issued a notice to the Failing Party in accordance with clause 4.3(b)(1);

(4)	(fraudulent activity) if a party has engaged in any form of fraudulent activity in relation to this agreement prior to Completion;

(5)	(bankruptcy) if a party (including any Obligor) is declared bankrupt or insolvent pursuant to the law of any jurisdiction or it has commenced, or has had commenced against it, suspension of payment proceedings, liquidation, dissolution or winding-up proceedings and such commencement of proceedings have not been withdrawn, revoked or otherwise terminated within 10 (ten) Business Days; or

(6)	(receivership) upon the appointment of a curator in bankruptcy, receiver/manager, controller, trustee, curator, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer over any of a party’s assets (including any Obligor), which appointment has not been withdrawn, revoked or otherwise terminated within 10 (ten) Business Days.

(b)	A Pre-Completion Change in Circumstances occurs if there is:

(1)	a Loan Agreement Event of Default which results in a material adverse change to the Loan Assets or a diminution of the value of the Outstanding Moneys or the Loan Assets, but excluding: (i) one in existence as of the date of this agreement and disclosed in the Disclosure Schedule; and (ii) any new Loan Agreement Event of Default of a similar nature as those disclosed in the Disclosure Schedule; or

(2)	at any time prior to Completion a reduction in the amount of the Outstanding Moneys, whether that reduction shall arise as a result of payment, set-off, forgiveness of debt or otherwise howsoever, below US$200,000,000 (two hundred million United States Dollars) after giving effect to the Completion Date Dividend (but not giving effect to the Additional Loan); or

(3)	an order, judgment, decree or attachment is passed or issued by any court or Governmental Authority in respect of the claim described in item 2 of Part B of the Disclosure Schedule which materially adversely affects the Original Lender’s security interest in the Loan Assets, the NTPBV Shares or the Loan Security.

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7.3	Effect of the Termination

(a)	In the event that this agreement is terminated in accordance with the provisions of this clause 7 and subject to clause 7.3(b):

(1)	each party is released from its obligations to further perform its obligations under this agreement, except those expressed to survive termination;

(2)	there is no obligation on any party to undertake or perform any of the other actions to implement the Loan Sale Documents, but such termination does not affect a party’s accrued rights and obligations at the date of termination;

(3)	none of the parties will have any claim for damages under this agreement except as otherwise set out in this agreement;

(4)	to the extent that actions have already been undertaken to implement the Loan Sale Documents, the parties must do everything reasonably required to reverse those actions;

(5)	the provisions of clause 7.4 shall apply;

(6)	the parties shall procure that the Loan Sale Documents are terminated in accordance with their terms; and

(7)	the parties will do all such acts matters and things to effect the above.

(b)	In the event that the Non-Defaulting Party is willing and able to consummate the Completion and the Defaulting Party is required by the terms of this agreement to consummate Completion but has failed to do so, the Non-Defaulting Party shall have the right to compel specific performance of the Defaulting Party’s obligation to consummate the Completion without posting any bond and without proving that monetary damages would be inadequate.

(c)	Notwithstanding anything to the contrary, the rights and obligations of each party under each of the following clauses and schedules will continue in effect and survive termination of this agreement pursuant to this clause 7:

(1)	clause 1 (Definitions and interpretation);

(2)	clause 7.3 (Effect of the Termination);

(3)	clause 7.4 (Return of confidential information);

(4)	clause 10 (Confidentiality and public announcements); and

(5)	clause 16 (Assignments and transfers) to clause 25 (Dispute Resolution) (inclusive).

7.4	Return of confidential information

(a)	Subject to clause 7.4(b), each party agrees that, upon termination of this agreement, any and all confidential information obtained from the other party (including their respective agents, advisers or representatives) as a consequence of this agreement and the performance of the Loan Sale Documents must be returned to that party or destroyed pursuant to that party’s instructions to the extent practicable.

(b)	Notwithstanding the aforesaid or any provision to the contrary in this agreement, no party is under any obligation to return or destroy any confidential information contained in any credit or board papers prepared by them or any of their respective advisors for the purpose of considering the sale or purchase of the Loan Assets.

7.5	Indemnification

The Original Lender shall indemnify the New Lender and its Related Bodies Corporate from and against the full cost of all legal fees and expenses reasonably incurred by the New Lender or its Related Bodies Corporate in any arbitration proceedings relating to the validity or enforceability of the Loan Agreement (including arbitration proceedings which have resulted from enforcement proceedings) where such proceedings are brought to

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arbitration in accordance with the rules of the Singapore International Arbitration Centre and the New Lender’s legal counsel has been appointed on reasonable and customary terms. Notwithstanding anything else in this clause 7.5, no party shall be liable to any other party for any indirect or consequential loss, loss of profit (whether direct or indirect) or punitive damages (whether direct or indirect).

7.6	Limitation of liability under clause 7

Save in relation to fraud, the parties agree that the liability of the parties to each other under this agreement in the event of termination pursuant to clause 7 of this agreement is limited to the remedies set out in this clause 7 and the obligations contained in this clause 7, and none of the parties will have any claim for damages under this agreement except as otherwise set out in this agreement.

8	Representations and warranties

8.1	Warranties of the Original Lender and the Original Lender Guarantor

(a)	The Original Lender represents and warrants to the New Lender in the terms set out in Part A of Schedule 1 and the Original Lender Guarantor represents and warrants to the New Lender in the terms set out in Part B of Schedule 1.

(b)	Unless otherwise stated, each of the Warranties applies as at the date of this agreement and is repeated at Completion by reference to the facts then existing.

(c)	Each of the Warranties:

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 1 or by any other provision of this agreement and the New Lender will have a separate claim and right of action in respect of every breach of any of the Warranties.

(d)	Any Warranty qualified by the expression ‘so far as the Original Lender is aware’, ‘to the best of the Original Lender’s knowledge and belief’ or any similar expression shall be deemed to include the knowledge of such matters as the Original Lender would have discovered had it made reasonable enquiries.

(e)	Any Warranty qualified by the expression ‘so far as the Original Lender Guarantor is aware’, ‘to the best of the Original Lender Guarantor’s knowledge and belief’ or any similar expression (other than the expression ‘actual knowledge and belief’) shall be deemed to include the knowledge of such matters as the Original Lender Guarantor would have discovered had it made reasonable enquiries.

8.2	New Lender’s representations and warranties

(a)	The New Lender represents and warrants to the Original Lender in the terms set out in Schedule 2.

(b)	Unless otherwise stated, each representation and warranty given by the New Lender set out in Schedule 2 applies as at the date of this agreement and is repeated at Completion by reference to the facts then existing.

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(c)	Each of the representations and warranties in Schedule 2:

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 2 (as applicable) or by any other provision of this agreement and the Original Lender will have a separate claim and right of action in respect of every breach of any of the representations and warranties contained in Schedule 2.

(d)	Any representation and warranty made by the New Lender qualified by the expression ‘to the best of the New Lender’s knowledge and belief’ or any similar expression shall be deemed to include the knowledge of such matters as the New Lender would have discovered had it made reasonable enquiries.

8.3	Adjustment to consideration

Any payment made by either party under a warranty in this agreement will (so far as possible) be treated as an adjustment to the consideration paid for the Loan Assets under this agreement.

9	Qualifications and limitations on Claims

9.1	Disclosure

(a)	The New Lender acknowledges and agrees that the Original Lender has disclosed against the Warranties, and the New Lender is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)	are provided for or fairly disclosed in this agreement; or

(2)	are fairly disclosed (as defined in clause 9.1(d)) in the Disclosure Schedule.

(b)	The Warranties are given subject to the disclosures described in clause 9.1(a). The Original Lender will have no liability under the Warranties to the extent that disclosure is made against the Warranties under this clause 9.1.

(c)	The New Lender must not make a Claim in respect of a Warranty, and it shall not be a breach of Warranty, if the facts, matters or circumstances giving rise to such Claim are disclosed under clause 9.1(a).

(d)	For purposes of this clause 9.1, a fact, matter or circumstance is ‘fairly disclosed’ if sufficient information has been disclosed with sufficient detail in the Disclosure Schedule that a sophisticated purchaser, experienced in transactions of the nature of the transactions in this agreement would be able to identify the nature and extent of the breach of Warranty.

9.2	Time limits

(a)	The Original Lender shall not be liable for any Claim unless the New Lender gives written notice to the Original Lender of any matter or event which may give rise to the Claim as soon as reasonably possible after the New Lender becomes aware of such matter or event.

(b)	The Original Lender shall not be liable for any Claim unless the New Lender gives written notice containing sufficient details of the legal and factual basis of the Claim to allow the Original Lender to understand the nature and amount of the claim, to the Original Lender on or before the date that is 21 (twenty one) months from Completion.

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(c)	To the extent that a Claim arises out of a liability which at the time that it is notified to the Original Lender is contingent only, the Original Lender shall not be under any obligation to make any payment to the New Lender until the liability ceases to be contingent.

(d)	A Claim shall not be enforceable against the Original Lender and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless legal proceedings in respect of such Claim are commenced (by being issued and served):

(1)	within six (6) months of such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Original Lender, was a contingent liability; and

(2)	within six (6) months of service of notice of the Claim on the Original Lender with regard to any other Claim, and such proceedings are being and continue to be pursued with reasonable diligence.

9.3	Monetary limits

(a)	The aggregate amount of the liability of the Original Lender in respect of the aggregate of all Claims under or in respect of this agreement and the other Loan Sale Documents (the “Liability Amount”) shall not exceed an amount equal to the Cash Payment.

(b)	The Original Lender shall have no liability in respect of any Claim unless the aggregate amount of the liability of the Original Lender determined in respect of all such Claims (in each case the value of which exceeds the threshold in clause 9.3(c)) exceeds an amount equal to US$5,000,000 in which case the Original Lender shall be liable for the full amount of the Claims not just the amount in excess of US$5,000,000.

(c)	The Original Lender shall have no liability in respect of any single Claim unless the amount of liability of the Original Lender determined in respect of such Claim exceeds an amount equal to US$1,000,000 in which case the Original Lender shall be liable for the full amount of the Claim not just the amount in excess of US$1,000,000.

9.4	Changes in law, regulation and practice

The Original Lender shall not be liable in respect of a Claim to the extent that the Claim arises or is increased (but only to the extent of such increase) as a result of:

(a)	a change in law, administrative practice or published interpretation of the law issued by a Governmental Authority, after the date of this agreement including any increase in the rates of Taxes, or any imposition of Taxes or any withdrawal of relief from Taxes not in effect at the date of this agreement;

(b)	any change in generally accepted accounting practice after the date of this agreement;

(c)	any change in the accounting policies or practice of the New Lender, or any of its group undertakings, after the date of this agreement; or

(d)	the passing of any legislation or the adoption of any regulations or government policies, or making of any subordinate legislation, regulations or policies after the date of this agreement.

9.5	Mitigation

Nothing in this clause 9 restricts or limits the general obligation at law of each party to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Warranty or any other provision of this agreement or in relation to any other matter, event or circumstance which gives rise to a Claim.

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9.6	No double recovery

The New Lender agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims.

9.7	Indirect and consequential loss and general limitations

No party shall be liable to any other party for any:

(a)	indirect or consequential loss;

(b)	loss of profit (whether direct or indirect);

(c)	punitive damages (whether direct or indirect);

(d)	Claim that arises from an act or omission before Completion that was done or made with the written consent of the New Lender or in accordance with the express terms of this agreement or the Novation Agreement – Loan Agreement; or

(e)	Claim that arises from anything done or not done after Completion by or on behalf of the New Lender.

9.8	General

(a)	Each party’s remedies with respect to the matters set out in this agreement shall be limited to those remedies set out in or contemplated by this agreement.

(b)	This clause 9 applies notwithstanding any other provision of this agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provision of this agreement.

(c)	The limitations on the liability of the Original Lender and the New Lender set out in this clause 9 shall not apply to the extent that the Claim is in respect of the fraud of the Original Lender (including fraud in relation to the actions required or necessary to be taken by the Original Lender to effect Completion or to consummate the transaction contemplated under this agreement).

10	Confidentiality and public announcements

10.1	Confidentiality

(a)	Subject to clause 10.2, each of the parties hereto agrees to keep confidential the existence, terms and conditions of this agreement and any information or knowledge obtained pursuant to the negotiation or execution of this agreement or the effectuation of the transaction contemplated hereby, and to not use such information or knowledge for any purpose other than the negotiation of this agreement and the effectuation of the transaction contemplated hereby; provided, however, that the foregoing will not apply to information or knowledge which:

(1)	a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party;

(2)	is generally known to the public and did not become so known through any violation of any party’s confidentiality obligations to the other party;

(3)	became known to the public through no fault of such party;

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(4)	is later lawfully acquired by such party without confidentiality restrictions from other sources;

(5)	is required to be disclosed by an order of court or Governmental Authority with subpoena powers (provided that such party must have provided the other party with prior notice of such order and an opportunity to object or take other available action);

(6)	is disclosed to the parties to the Transaction Documents;

(7)	is disclosed in the course of any litigation between the parties hereto; or

(8)	is disclosed to a Related Body Corporate of a party or to advisors, lenders and potential lenders (including hedge counterparties) and their respective advisors of any party, which agrees in writing to keep such information confidential, provided that, prior to Completion, such disclosure is necessary for the effectuation of the transactions contemplated by this agreement.

(b)	Upon the execution of this agreement, unless otherwise required by law or rules and regulations of any relevant stock exchange or regulatory authority or is necessary for the effectuation of the transaction contemplated by the Loan Sale Documents no party will make any public disclosure (whether or not in response to an inquiry) of the subject matter of this agreement unless approved in writing by the other party prior to release provided that such approval must not be unreasonably withheld or delayed.

10.2	Confidentiality acknowledgement

The parties acknowledge and agree that the existence, terms and conditions of this agreement will be disclosed to the stock exchanges or regulatory authorities or both relevant to the parties and their Related Bodies Corporate and, to the extent that such disclosure is made, the existence, terms and conditions of this agreement will not be confidential.

11	Expenses

Unless expressly otherwise provided in this agreement, each of the parties shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this agreement and the transaction contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants.

12	Effect of Completion

(a)	The terms of this agreement (insofar as they are not performed as at Completion and except as otherwise provided for in this agreement) shall continue in force after and notwithstanding Completion.

(b)	The remedies of the parties in respect of a claim with respect to a breach of warranty will continue to subsist notwithstanding Completion.

(c)	Following the Completion Date, the New Lender will not be entitled to rescind this agreement in any circumstances other than fraudulent misrepresentation on the part of the Original Lender.

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13	Set-off

All payments to be made by any party under this agreement shall be made without any deduction or withholding on account of any other amount whether by way of counter claim, set off, Tax or otherwise, unless required by law.

14	Tax and withholding

(a)	The New Lender is not entitled to deduct or withhold any Tax from any payments to be made by the New Lender to the Original Lender pursuant to this agreement (other than the Completion Date Dividend).

(b)	In the event that the Indonesian Tax Office issues correspondence or conducts an audit regarding this agreement or otherwise makes enquiry regarding this agreement or the New Lender is issued a demand or assessment by the Indonesian Tax Office requiring the payment of any Tax on the transfer of the Loan Assets pursuant to this agreement (a Tax Demand), the New Lender shall use best endeavours to procure that no later than 7 (seven) Calendar Days upon receipt by itself (or, if a reply is required by the Indonesian Tax Office at any earlier date, immediately upon receipt) give a copy of such correspondence, notice or Tax Demand (together with all relevant details) to the Original Lender.

(c)	Without limiting clause 14(b) above, the New Lender must also promptly notify the Original Lender (together with all relevant details) if the New Lender becomes aware of any events, matters or circumstances that will or are likely to give rise to a Tax Demand.

(d)	The New Lender must not:

(1)	accept, compromise or pay,

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand without the Original Lender’s prior written approval, such approval not to be unreasonably withheld.

(e)	If the Original Lender does not advise the New Lender that it wishes to contest the Tax Demand within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the New Lender (or such shorter time as may be provided by law to contest such Tax Demand) then the Original Lender must pay in Immediately Available Funds the amount notified in the Tax Demand directly to the Indonesian Tax Office by the due date for the payment.

(f)	The Original Lender may, by written notice to the New Lender within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the New Lender (or such shorter time as may be provided by law to contest such Tax Demand), advise the New Lender that it wishes to contest the Tax Demand, in which case:

(1)	at the Original Lender’s written request, the New Lender must take, or procure that PTNNT takes, such action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action in a timely manner as the Original Lender may reasonably require; and

(2)	any Tax Demand or revised Tax Demand (as the case may be) outstanding following the procedure outlined in clause 14(f)(1) above shall be paid by the Original Lender in Immediately Available Funds directly to the Indonesian Tax Office by the due date for such payment.

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(g)	If the Original Lender contests the Tax the subject of a Tax Demand in accordance with clause 14(f) then the New Lender must follow all reasonable directions of the Original Lender relating to the conduct referred to in clause 14(f), including using professional advisers nominated by the Original Lender. The Original Lender will pay the fees and expenses of any such advisers.

(h)	The New Lender must provide the Original Lender with all reasonable assistance requested by it in relation to the Tax Demand, including providing access to witnesses and documentary or other evidence relevant to the Tax Demand, and allowing it and its nominated and other professional advisers to inspect and take copies of all relevant books, records, files and documents relevant to the Tax Demand.

(i)	Despite anything to the contrary in clauses 14(f) to 14(h), where the Original Lender contests the subject of a Tax Demand, it must also, where required by a Governmental Authority in relation to that Tax Demand, pay any deposit, prepayment of Tax or other payment so required within the applicable time periods.

(j)	Subject to the New Lender complying with the provisions of this clause 14, the Original Lender shall indemnify the New Lender against all reasonable and properly documented costs, fees, expenses, penalties and interest related to a Tax Demand under this clause 14 within 20 (twenty) Business Days upon receipt of written notice from the New Lender, which such notice shall contain (to the extent applicable) sufficient details of the legal and factual basis of the claim to allow the Original Lender to understand the nature and amount of the claim.

(k)	In circumstances where the Original Lender has paid or procured the payment of any amount notified in a Tax Demand (or any part of the same) and the New Lender or any Related Body Corporate of the New Lender subsequently receives a repayment, credit or other return of value in respect of the amount so paid (or any part of it), the New Lender shall as soon as reasonably practicable following receipt of the same remit to the Original Lender the amount of such repayment, credit or other return of value.

15	Payments

15.1	Currency

(a)	All payments by the parties in respect of the Cash Payment shall be made in accordance with the Completion Date Dividend Distribution Deed.

(b)	Any payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

15.2	Interest

If a party defaults in the payment, when due, of any sum under this agreement, then the liability of that party shall be increased to include interest on such sum from the date when such payment is due (the Due Date) until the date of actual payment at the rate of LIBOR plus eight per cent (8%) per annum (LIBOR determined at successive monthly intervals commencing on the Due Date and interest compounded monthly). For the purposes of this clause 15.2, LIBOR means the display rate per annum of the offered quotation for deposits in US$ for a period of 1 month which appears on the Reuters Screen LIBOR01 page (or such other page as the parties may agree) at or about 11.00am London time on the Due Date.

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16	Assignments and transfers

(a)	Subject to clause 16(b), no party may transfer all or any part of its rights or obligations under this agreement except with the prior written consent of the other party, which consent must not be unreasonably withheld or delayed.

(b)	The parties acknowledge that in connection with its Acquisition Financing, the New Lender may assign this agreement pursuant to assignment agreements (conditional upon an event of default under the Acquisition Financing) in form and substance satisfactory to the Original Lender, acting reasonably.

(c)	Except in connection with and contemplated under the Acquisition Financing or as otherwise expressly stated in this agreement, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement.

17	Variations and waivers

17.1	Waivers

(a)	Waiver of any right arising from a breach of this agreement or of any power arising upon default under this agreement or upon the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement or the occurrence of an Event of Default; or

(2)	a power created or arising upon default under this agreement or upon the occurrence of an Event of Default,

does not result in a waiver of that right or power.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default as constituting a waiver of that right or power.

(d)	This clause may not itself be waived except by writing.

17.2	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

18	Entire agreement

This agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith, including the Loan Sale Documents) constitutes the whole agreement between the parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this agreement.

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19	Severability

(a)	Any provision of this agreement that will be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	In the event that any such provision of this agreement is so held invalid, the parties must promptly renegotiate in good faith new provisions to restore this agreement as nearly as possible to its original intent and effect.

(c)	To the extent permitted by law, the parties hereto hereby waive any provisions of law that renders any provision hereof prohibited in any respect.

20	Not Used

21	Guarantee by Original Lender Guarantor

21.1	Guarantee and indemnity

The Original Lender Guarantor:

(a)	unconditionally and irrevocably guarantees to the New Lender on demand, the due and punctual performance of the Original Lender’s obligations under the Loan Sale Documents; and

(b)	as a separate and additional liability, indemnifies the New Lender against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the New Lender arising from any default or delay in the due and punctual performance of the Original Lender’s obligations under the Loan Sale Documents.

21.2	Extent of guarantee and indemnity

The liability of the Original Lender Guarantor under this clause 21 is not affected by anything which, but for this clause 21, might operate to release or exonerate the Original Lender Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Original Lender Guarantor:

(a)	the grant to the Original Lender, the Original Lender Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Original Lender, the Original Lender Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the New Lender, the Original Lender, the Original Lender Guarantor or any other person;

(c)	the New Lender exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Original Lender, the Original Lender Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the New Lender from the Original Lender, the Original Lender Guarantor or any other person or by the taking of or failure to take any security;

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(e)	the failure or omission or any delay by the New Lender or the Original Lender to give notice to the Original Lender Guarantor of any default by the Original Lender or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Original Lender, the Original Lender Guarantor or any other person.

21.3	Principal and independent obligation

This clause 21 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

21.4	Continuing guarantee and indemnity

This clause 21 is a continuing obligation of the Original Lender Guarantor, despite Completion, and remains in full force and effect for so long as the Original Lender has any liability or obligation to the New Lender under any of the Loan Sale Documents and until all of those liabilities or obligations have been fully discharged.

21.5	No withholdings

(a)	The Original Lender Guarantor must make all payments which become due under this clause 21, free and clear and without deduction of all present and future withholdings (including Taxes, deductions and charges of Indonesia or any other jurisdiction).

(b)	If the Original Lender Guarantor is compelled by law to deduct any withholding, then, in addition to any payment under this clause 21, it must pay to the New Lender such amount as is necessary to ensure that the net amount received by the New Lender after withholding equals the amount the New Lender would otherwise be entitled to if not for the withholding.

21.6	Currency

The Original Lender Guarantor must pay all moneys that it becomes liable to pay under this clause 21 in the currency in which they are payable under the relevant Loan Sale Document and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

21.7	No set off

The Original Lender Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 21, against any moneys that the New Lender or any of its Related Bodies Corporate may be, or become, liable to pay to the Original Lender or any of its Related Bodies Corporate whether under this agreement or otherwise.

21.8	Original Lender Guarantor liability

The Original Lender Guarantor’s aggregate liability in respect of any Claim shall not exceed the Original Lender’s liability in respect of that Claim.

21.9	Assigning benefit

The New Lender may assign the benefit of this clause 21 without the Original Lender’s or the Original Lender Guarantor’s consent if the New Lender validly assigns the benefit of this agreement in accordance with the terms of this agreement.

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22	Notices

22.1	Notices

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party:

(a)	must be in legible writing and in English addressed as shown below:

(1)	if to the Original Lender or the Original Lender Guarantor:

Address:	6363 South Fiddlers’ Green Circle

Greenwood Village

Colorado 80111 USA

Attention:	General Counsel

Facsimile:	+X XXX XXX XXXX

(2)	if to the New Lender:

Address:	Gedung Menara Karya, Level 6

JL. HR Rasuna Said

Blok X-5, Kav 1-2

Jakarta 12950 Indonesia

Attention:	Board of Directors

Facsimile:	+XX XX XXXX XXXX

or as specified to the sender by any party by notice;

(b)	where the sender is a company, must be signed by an authorised representative of or under the common seal of the sender;

(c)	is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 10 (ten) Business Days from and including the date of postage; or

(3)	if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(d)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 (two) hours after the transmission is received or regarded as received under clause 22.1(c) and informs the sender that it is not legible.

In this clause 22.1, a reference to an addressee includes a reference to an addressee’s authorised representatives, agents or employees or any person reasonably believed by the sender to be an authorised representative, agent, or employee of the addressee.

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23	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

24	Governing law and language

(a)	This agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) (a Dispute) shall be governed by and construed in accordance with English law.

(b)	The parties acknowledge that this agreement was prepared, negotiated and agreed by the parties in the English language. Each party irrevocably waives the right to challenge the validity or binding nature of this agreement on the basis that a Bahasa Indonesia version of the agreement was not signed by the parties at the same time.

(c)	In the event that it is required by law or a party determines acting reasonably that it is necessary to prepare and sign a Bahasa Indonesia version of the agreement (“Indonesian Translation”), it must give written notice to that effect to the other parties (“Translation Notice”).

(d)	Within 21 (twenty one) Calendar Days after the giving of a Translation Notice by a party, the New Lender must appoint a sworn translator to prepare the Indonesian Translation. The translator must be requested to prepare the Indonesian Translation within a reasonable time, and to provide the Indonesian Translation directly to each of the parties. The costs of the translator will be shared equally by the parties.

(e)	Except in the case of manifest error, the Indonesian Translation prepared by the translator will be considered final, and the parties agree to execute the final Indonesian Translation within 21 (twenty one) Calendar Days after the translator has provided it to the parties.

(f)	To the extent permitted by law, the English language text of this agreement will prevail in the case of any inconsistencies or differences of interpretation with the Indonesian Translation. In the event of any such inconsistency or difference, the parties must amend the Indonesian Translation to remove the inconsistency or difference or the Indonesian Translation will be deemed to be automatically amended to conform with and to make the relevant Indonesian Translation consistent with the relevant English language text.

25	Dispute Resolution

25.1	Referral of Dispute to arbitration

(a)	Any Dispute shall be resolved in accordance with the procedure set out in this clause 25.

(b)

The party raising any Dispute shall first serve written notification of the Dispute to the other party (a Dispute Notice). If the parties are unable to resolve a dispute by mutual agreement or by conciliation within 30 (thirty) Calendar Days of the date of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in accordance with the 2012 Rules of Arbitration of the

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International Chamber of Commerce (the Rules), which Rules are deemed to be incorporated into this clause; provided that nothing in this clause 25 shall prejudice the parties’ rights to seek urgent interim relief in aid of, or support of, arbitration from a court of competent jurisdiction.

(c)	The place and seat of arbitration will be in London, England before 3 (three) arbitrators.

(d)	The two arbitrators nominated by the parties in accordance with the Rules shall, within 15 days of the appointment of the second arbitrator, jointly nominate a third arbitrator who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal.

(e)	In the event that there are multiple claimants and/or multiple respondents, each party agrees that, in the absence of a joint nomination of an arbitrator by one side, any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules.

(f)	Each party expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, in the event that this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

25.2	Joinder and consolidation

(a)	Each party agrees that:

(1)	any party to this agreement or any Related Agreement may, in accordance with the Rules, be joined to any arbitration commenced under this Agreement or any Related Agreement; and

(2)	in accordance with the Rules, any Dispute may be resolved in a single arbitration together with disputes (as defined in any Related Agreement) arising out of any such Related Agreement.

(b)	Pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two or more arbitrations commenced under this Agreement and/or the arbitration agreement contained in any Related Agreement into a single arbitration, as provided for in the Rules.

(c)	The parties agree that the consolidation of any two or more arbitrations commenced under this Agreement and/or the arbitration agreement contained in any Related Agreement is not contrary to the provisions of Article 30 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Disputes Resolution (Indonesian Arbitration Law) and the parties waive any right to challenge the enforcement of any arbitral award in an Indonesian court on the basis that the consolidation of such arbitrations is inconsistent with Article 30 of the Indonesian Arbitration Law or otherwise contrary to public policy.

25.3	Miscellaneous

(a)	This agreement to arbitrate shall be binding upon the parties, their successors and assigns.

(b)	The provisions contained in this clause 25 will survive the termination or expiration of this agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this agreement.

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Signing page

Executed as an agreement

Signed for NVL (USA) Limited by its representative

sign here ▶	/s/ Stephen P. Gottesfeld
Authorised Representative

print name	Stephen P. Gottesfeld

in the presence of

sign here ▶	/s/ Matthew Goerke
Witness

print name	Matthew Goerke

Signed for Newmont Mining Corporation by its representative

sign here ▶	/s/ Stephen P. Gottesfeld
Authorised Representative

print name	Stephen P. Gottesfeld

in the presence of

sign here ▶	/s/ Matthew Goerke
Witness

print name	Matthew Goerke

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Signing page

Signed for PT Amman Mineral Internasional

sign here ▶	/s/ Agus Projosasmito
Director

print name	Agus Projosasmito

in the presence of

sign here ▶	/s/ Emilia Susanto
Witness

print name	Emilia Susanto

List of Omitted Schedules and Attachments

The following is a list of the Schedules and Attachments omitted pursuant to Rule 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

Schedule 1A	Original Lender’s Warranties

Schedule 1B	Warranties of the Original Lender Guarantor

Schedule 2	New Lender Warranties

Schedule 3	Disclosure Schedule and Annexes thereto

Schedule 4	Loan Agreement

Schedule 5	Loan Details

Attachment 1	Novation Agreement – Loan Agreement

Attachment 2	Novated, Amended and Restated Loan Agreement

Attachment 3	Effective Date Notice